EXHIBIT 5.1

Hogan Lovells US LLP 4085 Campbell Avenue Suite 100 Menlo Park, CA 94025 T +1 650 463 4000 F +1 650 463 4199 www.hoganlovells.com

December 22, 2020

Marvell Technology, Inc.

1000 N. West Street, Suite 1200

Wilmington, DE 19801

Ladies and Gentlemen:

We are acting as counsel to Marvell Technology, Inc. (f/k/a Maui HoldCo, Inc.), a Delaware corporation (the “Company”), in connection with the registration statement on Form S-4, as amended (the “Registration Statement”), filed by the Company, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to 853,436,419 shares of the common stock, par value $0.002 per share, of the Company (the “Shares”), in connection with the mergers contemplated by the Agreement and Plan of Merger and Reorganization, dated as of October 29, 2020 (the “Merger Agreement”), by and among the Company, Marvell Technology Group Ltd., a Bermuda exempted company, Inphi Corporation, a Delaware corporation, Maui Acquisition Company Ltd, a Bermuda exempted company and a wholly owned subsidiary of the Company, and Indigo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement and (ii) issuance of the Shares by the Company in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Board of Directors	- 2 -	December 22, 2020
Marvell Technology, Inc.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP